UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2017

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Wood Branch Park Drive, Suite 600		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 23, 2017, American Electric Technologies, Inc. (the “Company”) and its subsidiaries, M&I Electric Industries, Inc. and South Coast Electric Systems, LLC (collectively, the “Sellers”) issued and sold to HD Special-Situations III, L.P. (the “Purchaser”) a $7,000,000 principal amount Senior Secured Term Note with principal of $500,000 repayable by June 30, 2017 with the balance due 48 months after issuance (the “Note”) for cash at par pursuant to a Note Purchase Agreement dated March 23, 2017 (the “Purchase Agreement”). Proceeds from the sale of the Note will be used to fully repay and terminate the Company’s existing revolving credit facilities with the approximately $1,000,000 being available for the Company’s working capital and general business purposes.

The Note bears interest at 11.5% per annum payable monthly in arrears. The Note is secured by a first-priority lien on substantially all existing and after-acquired personal property assets and real estate owned by the Sellers (with certain exceptions) and is subject to covenants restricting the Sellers’ ability to incur debt, grant liens, pay dividends, engage in transactions with affiliates and other customary covenants for financing of this type (subject to certain exceptions). The Note will be subject to an interest “make-whole” such that any prepayment of the principal thereunder in excess of $1,500,000 (the “Prepayment Threshold”) within one year of the date of issuance (the “Make-Whole Period”) shall be subject to the payment of a prepayment premium, on the date of such prepayment, in an amount based on an interest rate of 11.5% per annum of the prepayment amount in excess of Prepayment Threshold for the portion of the Make-Whole Period that will remain after the date that the prepayment is made. After the one year Make- Whole Period the Note may be prepaid in part or in full with no penalty.

The Purchase Agreement contains representations and affirmative, negative and financial covenants usual and customary for financing of this type, including covenants that place conditions upon the Sellers’ ability to merge or consolidate with other companies, sell any material part of their business or property, incur liens, and pay dividends on, make distributions on or redeem their equity interests. Other covenants in the Purchase Agreement require the Company to maintain minimum monthly revenue, maintain minimum monthly EBITDA, maintain minimum monthly cash on hand, maintain minimum monthly debt service coverage ratio, maintain a maximum debt-to-EBITDA ratio, maintain a minimum monthly collateral coverage ratio and obtain consent of the Purchaser for certain capital expenditures.

The foregoing descriptions of the Note and the Purchase Agreement are summaries and are qualified in their entirety by reference to the Note Purchase Agreement, the Note and the Security Agreements filed as exhibits to this Current Report on Form 8-K and incorporated herein by this reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Until the payment of all obligations under the Purchase Agreement, the Sellers have agreed to not pay dividends on, make distributions on or redeem their equity interests.

With regard to the Company’s outstanding Series A Convertible Preferred Stock (the “Preferred Stock”), the Company has agreed with Purchaser and the holder of the Preferred Stock (the “Holder”) not to declare, authorize or pay any cash dividends on the Preferred Stock until the earlier of (i) March 23, 2018, or (ii) the obligations under the Purchase Agreement have been paid in full (the “Standstill Period”), without the prior written consent of the Purchaser. Following the expiration of the Standstill Period, for so long as the obligations under the Purchase Agreement remain outstanding, the Company may, at its sole discretion, declare, authorize or pay dividends in cash on the Preferred Stock so long as no event of default exists under the Note or would result therefrom. The Holder also agreed that it shall not exercise its rights to require the Company to redeem any of the Preferred Stock during the Standstill Period. Following the expiration of the Standstill Period, so long as the obligations under the Purchase Agreement remain outstanding, the Holder may compel the Company to redeem shares of Preferred Stock provided no event of default exists under the Note or would result from such redemption.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Note Purchase Agreement dated March 23, 2017 by and among the Company and its subsidiaries, M&I Electric Industries, Inc. and South Coast Electric Systems, LLC and HD Special-Situations III, L.P.

10.2	Senior Secured Term Note dated March 23, 2017 issued by the Company and its subsidiaries, M&I Electric Industries, Inc. and South Coast Electric Systems, LLC.

10.3	Security Agreement of the Company dated March 23, 2017.

10.4	Security Agreement of M&I Electric Industries, Inc. dated March 23, 2017.

10.5	Security Agreement of South Coast Electric Systems, LLC dated March 23, 2017.

10.6	Letter Agreement dated March 22, 2017 between the Company and JCH Crenshaw Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: March 27, 2017	/s/ Charles M. Dauber
Charles M. Dauber
President and CEO